Exhibit 99.1

Kaiser Aluminum Corporation Reports

Record Second Quarter 2026 Financial Results

Second Quarter 2026 Highlights:

o
Established Record Results in the Following:
o
Net Sales $1.3 Billion; Conversion Revenue $437 Million
o
Net Income $97 Million; Net Income per Diluted Share $5.72
o
Adjusted Net Income $94 Million; Adjusted Net Income per Diluted Share $5.53
o
Adjusted EBITDA $166 Million; Adjusted EBITDA Margin 38.1%
o
Declared Quarterly Dividend of $0.77
o
Net Debt Leverage Ratio Improved to 2.1x
o
Raising Full Year Outlook

FRANKLIN, Tenn., July 22, 2026 - Kaiser Aluminum Corporation (NASDAQ: KALU) (the "Company" or "Kaiser"), a leading producer of semi-fabricated specialty aluminum products serving customers worldwide with highly-engineered solutions for aerospace and high strength, packaging, general engineering, and automotive extrusions end market applications, today announced second quarter 2026 results.

Management Commentary

“Our record second quarter results reflect the continued strength of our end-market positioning, disciplined execution and the benefits of our strategic initiatives,” said Keith A. Harvey, Chairman, President and Chief Executive Officer. “Higher-value packaging mix, improving aerospace demand, favorable scrap spreads and strong customer activity drove meaningful EBITDA growth, supported by metal lag tailwinds. While we expect aluminum price dynamics to normalize over the balance of the year, our underlying operations remain strong, and we are raising our full year outlook based on continued confidence in the business.”

Second Quarter 2026 Consolidated Results
(Unaudited)*

(In millions of dollars, except shipments, realized price, and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Shipments (millions of lbs.)	306	288	600	564

Net sales	$1,257	$823	$2,363	$1,601
Less: Hedged Cost of Alloyed Metal[1]	(820)	(449)	(1,522)	(863)
Conversion Revenue	$437	$374	$841	$737

Realized price per pound ($/lb.)
Net sales	$4.11	$2.85	$3.94	$2.84
Less: Hedged Cost of Alloyed Metal	(2.68)	(1.55)	(2.54)	(1.53)
Conversion Revenue	$1.43	$1.30	$1.40	$1.31

As reported
Operating income	$134	$38	$232	$79
Net income	$97	$23	$159	$45
Net income per share, diluted[2]	$5.72	$1.41	$9.43	$2.72

Adjusted[3]
Operating income	$137	$38	$235	$82
EBITDA[4]	$166	$68	$295	$141
EBITDA margin[5]	38.1%	18.1%	35.0%	19.2%
Net income	$94	$20	$157	$44
EPS, diluted[2]	$5.53	$1.21	$9.27	$2.65

1. The total Hedged Cost of Alloyed Metal includes cost of aluminum at the Midwest Transaction Price and the cost of alloying elements used in the production process. This metric is net of metal price exposure on shipments that the Company hedged with realized gains upon settlement of $11.4 million and $0.6 million for the quarters ended June 30, 2026 and June 30, 2025, respectively, and $18.9 million and $5.2 million for the six months ended June 30, 2026 and June 30, 2025, respectively.

2.
Diluted shares for EPS are calculated using the two-class method.
3.
Adjusted numbers exclude non-run-rate items. For all Adjusted numbers and EBITDA refer to Reconciliation of Non-GAAP Measures.
4.
Adjusted EBITDA = Consolidated operating income, excluding operating non-run-rate items, plus Depreciation and amortization. Adjusted EBITDA includes favorable metal price lag of approximately $27.0 million and approximately $14.0 million for the quarters ended June 30, 2026 and June 30, 2025, respectively, and favorable metal price lag of approximately $64.0 million and approximately $36.0 million for the six months ended June 30, 2026 and June 30, 2025, respectively. Metal price lag represents management’s estimate of the financial impact resulting from the timing difference between aluminum prices included within Hedged Cost of Alloyed Metal and the weighted average market price for aluminum during the period, based on the Midwest Transaction Price, multiplied by our shipment volume during the periods. Metal price lag will generally increase our earnings in times of rising primary aluminum prices and decrease our earnings in times of declining primary aluminum prices.
5.
Adjusted EBITDA margin = Adjusted EBITDA as a percent of Conversion Revenue.

 Please refer to GAAP financial statements, totals may not sum due to rounding.

Second Quarter 2026 Financial Highlights

Net sales for the second quarter 2026 increased to $1.26 billion compared to $823 million in the prior year period, driven by an increase in average realized sales price and higher shipments. Shipments for the second quarter 2026 improved 6% year-over-year, primarily driven by sustained demand in the Company's Packaging end market for coated products and strengthening aerospace production as destocking continues to ease. The increase in average realized sales price reflects an 83% increase in the Hedged Cost of Alloyed Metal, a direct pass through as a function of contracted selling price.

Conversion Revenue for the second quarter 2026 was $437 million, reflecting a 17% increase compared to the prior year period, primarily due to a strong pricing and improved product mix in the Company's Packaging end market. The following table provides the Company's Shipments and Conversion Revenue information (in millions of dollars, except shipments and Conversion Revenue per pound) by end market applications:

	Quarter Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025
Aero/HS Products:
Shipments (mmlbs)	60.8		59.9		122.4		116.2
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$305.3	$5.02	$227.9	$3.80	$592.1	$4.84	$442.6	$3.81
Less: Hedged Cost of Alloyed Metal	(169.5)	(2.79)	(100.7)	(1.68)	(325.8)	(2.66)	(194.9)	(1.68)
Conversion Revenue	$135.8	$2.23	$127.2	$2.12	$266.3	$2.18	$247.7	$2.13

Packaging:
Shipments (mmlbs)	155.8		141.1		302.4		271.3
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$580.4	$3.73	$340.9	$2.42	$1,078.8	$3.57	$655.1	$2.41
Less: Hedged Cost of Alloyed Metal	(406.4)	(2.61)	(211.2)	(1.50)	(747.4)	(2.47)	(398.0)	(1.46)
Conversion Revenue	$174.0	$1.12	$129.7	$0.92	$331.4	$1.10	$257.1	$0.95

GE Products:
Shipments (mmlbs)	67.7		63.4		131.8		128.5
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$280.7	$4.15	$185.4	$2.92	$521.0	$3.95	$367.0	$2.86
Less: Hedged Cost of Alloyed Metal	(185.1)	(2.74)	(99.7)	(1.57)	(338.0)	(2.56)	(197.8)	(1.54)
Conversion Revenue	$95.6	$1.41	$85.7	$1.35	$183.0	$1.39	$169.2	$1.32

Automotive Extrusions:
Shipments (mmlbs)	21.4		24.0		43.6		48.0
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$90.2	$4.21	$68.9	$2.87	$171.5	$3.93	$135.8	$2.83
Less: Hedged Cost of Alloyed Metal	(58.6)	(2.73)	(37.3)	(1.55)	(110.8)	(2.54)	(72.4)	(1.51)
Conversion Revenue	$31.6	$1.48	$31.6	$1.32	$60.7	$1.39	$63.4	$1.32

Total:
Shipments (mmlbs)	305.7		288.4		600.2		564.0
	$	$ / lb	$	$ / lb	$	$ / lb	$	$ / lb
Net sales	$1,256.6	$4.11	$823.1	$2.85	2,363.4	$3.94	$1,600.5	$2.84
Less: Hedged Cost of Alloyed Metal[1]	(819.6)	(2.68)	(448.9)	(1.55)	(1,522.0)	(2.54)	(863.1)	(1.53)
Conversion Revenue	$437.0	$1.43	$374.2	$1.30	841.4	$1.40	$737.4	$1.31

1.
The total Hedged Cost of Alloyed Metal includes cost of aluminum at the Midwest Transaction Price and the cost of alloying elements used in the production process. This metric is net of metal price exposure on shipments that the Company hedged with realized gains upon settlement of $11.4 million and $0.6 million for the quarters ended June 30, 2026 and June 30, 2025, respectively, and $18.9 million and $5.2 million for the six months ended June 30, 2026 and June 30, 2025, respectively.

Cash Flow and Liquidity

Adjusted EBITDA of $295 million reported in the first half of 2026 and cash on hand funded $118 million of working capital, $44 million of capital investments, $22 million of interest payments, and $26 million of cash returned to stockholders through quarterly dividends. As of June 30, 2026, the Company's net debt leverage ratio improved to 2.1x from 3.4x at December 31, 2025.

As of June 30, 2026, the Company had total liquidity of $628 million, consisting of cash and cash equivalents of $59 million and borrowing availability under the Company's Revolving Credit Facility of $570 million. There were no outstanding borrowings under the Revolving Credit Facility as of June 30, 2026.

On July 13, 2026, the Company announced the declaration of a quarterly cash dividend of $0.77 per share, which will be paid on August 14, 2026 to stockholders of record as of the close of business on July 24, 2026.

2026 Outlook

For the full year 2026, the Company now expects Conversion Revenue to be at the high end of its previously stated range of 10% to 15% year-over-year improvement and is raising its Adjusted EBITDA outlook to a range of 45% to 55% year-over-year growth. The revised Adjusted EBITDA outlook assumes a neutral metal price lag through the end of the year, and does not assume a continuation of the metal lag or consumption cost tailwinds to Adjusted EBITDA recorded in the first half of the year. The Company’s outlook reflects continued strong demand, favorable pricing, an improved mix within the Company's Packaging operations, and consistent execution across the portfolio.

Conference Call

Kaiser Aluminum Corporation will host a conference call on Thursday, July 23, 2026, at 10:00 am (Eastern Time); 9:00 am (Central Time); 7:00 am (Pacific Time), to discuss its second quarter 2026 results. To participate, the conference call can be directly accessed from the U.S. and Canada at (877) 423-9813 and accessed internationally at (201) 689-8573. The conference call ID number is 13761303. A link to the simultaneous webcast can be accessed on the Company’s website at https://investors.kaiseraluminum.com. A copy of a presentation will be available for download prior to the call and an audio archive will be available on the Company’s website following the call.

Company Description

Kaiser Aluminum Corporation, headquartered in Franklin, Tenn., is a leading producer of semi-fabricated specialty aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, packaging, general engineering, and automotive extrusions. The Company’s North American facilities produce value-added plate, sheet, coil, extrusions, rod, bar, tube, and wire products, adhering to traditions of quality, innovation, and service that have been key components of the culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index and the S&P Small Cap 600® index.

Available Information

For more information, please visit the Company’s website at www.kaiseraluminum.com. The website includes a section for investor relations under which the Company provides notifications of news or announcements regarding its financial performance, including Securities and Exchange Commission (SEC) filings, investor events, and earnings and other press releases. In addition, all Company filings submitted to the SEC are available through a link to the section of the SEC’s website at www.sec.gov, which includes: Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and Proxy Statements for the Company’s annual stockholders’ meetings, and other information statements as filed with the SEC. In addition, the Company provides a webcast of its quarterly earnings calls and certain events in which management participates or hosts with members of the investment community.

Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flow of the Company. Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.

The non-GAAP financial measures used within this earnings release are Conversion Revenue, Adjusted operating income, Adjusted EBITDA, Adjusted net income, and Adjusted earnings per diluted share which exclude non-run-rate items and ratios related thereto. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors. Reconciliations of certain forward looking non-GAAP financial measures to comparable GAAP measures are not provided because certain items required for such reconciliations are outside of the Company's control and/or cannot be reasonably predicted or provided without unreasonable effort.

Forward-Looking Statements

This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. These factors include: (a) the effectiveness of management's strategies and decisions, including strategic investments, capital spending strategies, cost reduction initiatives, sourcing strategies, process and countermeasures implemented to address operational and supply chain challenges, and the execution of those strategies; (b) the execution and timing of strategic investments; (c) general economic and business conditions, including the impact of geopolitical factors and governmental and other actions taken in response, tariffs, cyclicality, reshoring, labor challenges, supply interruptions, scrap availability and pricing, customer operation disruptions, customer inventory imbalances and supply chain issues and other conditions that impact demand drivers in the aerospace/high strength, packaging, general engineering, and automotive extrusions end markets we serve; (d) the Company’s ability to participate in mature and anticipated new automotive programs expected to launch in the future and successfully launch new automotive programs; (e) changes or shifts in defense spending due to competing national priorities; (f) pricing, market conditions and the Company’s ability to effectively execute its commercial and labor strategies, pass through cost increases, including the institution of surcharges, and flex costs in response to inflation, volatile commodity costs and changing economic conditions; (g) developments in technology; (h) the impact of the Company's future earnings, cash flows, financial condition, capital requirements and other factors on its financial strength and flexibility; (i) new or modified statutory or regulatory requirements; (j) the successful integration of the acquired operations and technologies; (k) stakeholder, including regulator and customer, views regarding the Company's sustainability goals and initiatives and the impact of factors outside of the Company's control on such goals and initiatives; and (l) other risk factors summarized in the Company's reports filed with the Securities and Exchange Commission including the Company's Form 10-K for the year ended December 31, 2025. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Relations and Public Relations Contact:
Addo Investor Relations
Investors@KaiserAluminum.com
(629) 252-7040

Kaiser Aluminum Corporation and Subsidiary Companies

Statements of Consolidated Income (Unaudited)1

(In millions of dollars, except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net sales	$1,256.6	$823.1	$2,363.4	$1,600.5
Costs and expenses:
Cost of products sold, excluding depreciation and amortization	1,057.6	722.8	2,000.8	1,396.2
Depreciation and amortization	29.6	29.6	60.0	59.6
Selling, general, administrative, research and development	35.7	32.6	71.1	63.4
Restructuring costs	—	0.1	—	1.9
Total costs and expenses	1,122.9	785.1	2,131.9	1,521.1
Operating income	133.7	38.0	231.5	79.4
Other (expense) income:
Interest expense	(14.5)	(12.5)	(28.9)	(23.7)
Other income, net	7.1	4.4	6.1	3.0
Income before income taxes	126.3	29.9	208.7	58.7
Income tax provision	(29.5)	(6.7)	(49.4)	(13.9)
Net income	$96.8	$23.2	$159.3	$44.8
Net income per common share:
Basic	$5.92	$1.44	$9.77	$2.77
Diluted[2]	$5.72	$1.41	$9.43	$2.72
Weighted-average number of common shares outstanding (in thousands):
Basic	16,343	16,160	16,296	16,138
Diluted[2]	16,918	16,479	16,886	16,457

1.
Please refer to the Company's Form 10-Q for the quarter ended June 30, 2026 for detail regarding the items in the table.
2.
Diluted shares for EPS are calculated using the two-class method for the quarters and six months ended June 30, 2026 and June 30, 2025.

Summary of Cash Flows - Consolidated (Unaudited)1

(In millions of dollars)

	Six Months Ended June 30,
	2026	2025
Total cash provided by (used in):
Operating activities	$147.4	$72.9
Investing activities	$(36.7)	$(81.9)
Financing activities	$(59.2)	$4.0

1.
Please refer to the Company's Form 10-Q for the quarter ended June 30, 2026 for detail regarding the items in the table.

Kaiser Aluminum Corporation and Subsidiary Companies

Consolidated Balance Sheets (Unaudited)1

(In millions of dollars, except share and per share amounts)

	As of June 30, 2026	As of December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$58.5	$7.0
Receivables, net	575.0	423.3
Contract assets	72.3	63.4
Inventories	848.1	725.2
Prepaid expenses and other current assets	47.9	42.6
Total current assets	1,601.8	1,261.5
Property, plant and equipment, net	1,143.7	1,145.2
Operating lease assets	23.3	22.4
Deferred tax assets, net	—	0.2
Intangible assets, net	38.7	41.0
Goodwill	18.8	18.8
Other assets	83.3	75.7
Total assets	$2,909.6	$2,564.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$507.2	$274.6
Accrued salaries, wages and related expenses	53.6	61.3
Other accrued liabilities	81.1	91.3
Total current liabilities	641.9	427.2
Long-term portion of operating lease liabilities	21.4	21.7
Pension and other post retirement benefits	72.3	73.4
Deferred tax liabilities	106.6	75.4
Long-term liabilities	85.3	81.4
Long-term debt, net	1,038.3	1,059.6
Total liabilities	1,965.8	1,738.7
Commitments and contingencies
Stockholders' equity:
Preferred stock, 5,000,000 shares authorized at both June 30, 2026 and December 31, 2025; no shares were issued and outstanding at June 30, 2026 and December 31, 2025	—	—
Common stock, par value $0.01, 90,000,000 shares authorized at both June 30, 2026 and December 31, 2025; 23,184,378 shares issued and 16,349,092 shares outstanding at June 30, 2026; 23,045,729 shares issued and 16,210,443 shares outstanding at December 31, 2025	0.2	0.2
Additional paid in capital	1,134.4	1,132.5
Retained earnings	275.4	142.5
Treasury stock, at cost, 6,835,286 shares at both June 30, 2026 and December 31, 2025	(475.9)	(475.9)
Accumulated other comprehensive income	9.7	26.8
Total stockholders' equity	943.8	826.1
Total liabilities and stockholders' equity	$2,909.6	$2,564.8

1.
Please refer to the Company's Form 10-Q for the quarter ended June 30, 2026 for detail regarding the items in the table.

Reconciliation of Non-GAAP Measures - Consolidated

(Unaudited)

(In millions of dollars, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net income	$96.8	$23.2	$159.3	$44.8
Interest expense	14.5	12.5	28.9	23.7
Other income, net	(7.1)	(4.4)	(6.1)	(3.0)
Income tax provision	29.5	6.7	49.4	13.9
GAAP operating income	133.7	38.0	231.5	79.4
Restructuring costs	—	0.1	—	1.9
Other operating NRR loss[1]	3.0	—	3.3	0.2
Operating income, excluding operating NRR items	136.7	38.1	234.8	81.5
Depreciation and amortization	29.6	29.6	60.0	59.6
Adjusted EBITDA[2]	$166.3	$67.7	$294.8	$141.1

GAAP net income	$96.8	$23.2	$159.3	$44.8
Operating NRR items	3.0	0.1	3.3	2.1
Non-operating NRR items[3]	(7.2)	(4.4)	(6.9)	(3.7)
Tax impact of above NRR items	1.0	1.0	0.8	0.4
Adjusted net income	$93.6	$19.9	$156.5	$43.6

Net income per share, diluted[4]	$5.72	$1.41	$9.43	$2.72
Adjusted earnings per diluted share[4]	$5.53	$1.21	$9.27	$2.65

1.
NRR is an abbreviation for non-run-rate; NRR items are pre-tax. Other operating NRR items primarily represent the impact of adjustments to legacy environmental accruals and losses on the disposition of operating property, plant and equipment.
2.
Adjusted EBITDA = Consolidated operating income, excluding operating NRR items, plus Depreciation and amortization. Adjusted EBITDA includes favorable metal price lag of approximately $27.0 million and approximately $14.0 million for the quarters ended June 30, 2026 and June 30, 2025, respectively, and favorable metal price lag of approximately $64.0 million and approximately $36.0 million for the six months ended June 30, 2026 and June 30, 2025. Metal price lag represents management’s estimate of the financial impact resulting from the timing difference between aluminum prices included within Hedged Cost of Alloyed Metal and the weighted average market price for aluminum during the period, based on the Midwest Transaction Price, multiplied by our shipment volume during the periods. Metal price lag will generally increase our earnings in times of rising primary aluminum prices and decrease our earnings in times of declining primary aluminum prices.
3.
Non-operating NRR items typically represent the impact of non-cash net periodic benefit cost related to the Salaried VEBA, (gains) losses recorded from the sale of non-operating assets, and gains recorded from business interruption insurance recoveries.
4.
Diluted shares for EPS are calculated using the two-class method.

Totals may not sum due to rounding.